Filed Pursuant to Rule 433

Registration No. 333-217491

Registration No. 333-217491-01

October 17, 2018

PRICING TERM SHEET

4.400% Medium-Term Notes due 2029
Issuer:	UDR, Inc.
Expected Ratings (Moody's/ S&P)*:	Baa1 (Stable) / BBB+ (Stable)
Security:	4.400% Medium-Term Notes due 2029
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Principal Amount:	$300,000,000
Maturity Date:	January 26, 2029
Coupon:	4.400%
Interest Payment Dates:	January 26 and July 26, commencing January 26, 2019
Price to Public:	99.998% of the principal amount, plus accrued interest from October 26, 2018
Denominations:	$2,000 and integral multiples of $1,000
Benchmark Treasury:	2.875% due August 15, 2028
Benchmark Treasury Price/Yield:	97-16+ / 3.171%
Spread to Benchmark Treasury:	T+123 bps
Yield to Maturity:	4.401%
Optional Redemption Provisions:
Make-Whole Call:	T+20 bps;
Par Call:	Redemption at par plus accrued and unpaid interest on or after October 26, 2028 as set forth in the preliminary pricing supplement
Trade Date:	October 17, 2018
Settlement Date:

October 26, 2018 (T+7); since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next succeeding four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

CUSIP:	90265EAP5
ISIN:	US90265EAP51

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	J.P. Morgan Securities LLC
PNC Capital Markets LLC
Regions Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
TD Securities (USA) LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
BNY Mellon Capital Markets, LLC
MUFG Securities Americas Inc.
Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1 800 831 9146 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1 800 294 1322.